Exhibit 1.1
Extracts of Amended and Restated Bylaws of
Banco Bilbao Vizcaya Argentaria, S.A.
     Exhibit 3.1 to Banco Bilbao Vizcaya Argentaria S.A.’s (“BBVA”) Form F-4 filed with the Securities and Exchange Commission (“SEC”) on January 14, 2008 contained the Amended and Restated Bylaws (Estatuos) of BBVA as of the date of such filing.
          On March 14, 2008, BBVA’s shareholders adopted a resolution amending Article 34 and Article 36 of its corporate bylaws as amended and restated below.
                 Article 34. Number and election
The Board of Directors shall be made up of a minimum of five members, and a maximum of fifteen, elected by the shareholders at their General Meeting, with the exception contained in article 37 of these Bylaws. The AGM shall determine the exact number of directorships within the stipulated limits
                 Article 36. Term of office and renewal
The term of office of members of the Board of Directors shall be three years. They may be re-elected one or more times for terms of the same maximum duration.